Exhibit 5.1

August 19, 2009

Affinion Group, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Re:	Affinion Group, Inc. Registration Statement on Form S-4 (Registration No. 333-160594) Initially Filed on July 15, 2009

Ladies and Gentlemen:

We have acted as counsel to Affinion Group, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company named in Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (File No. 333-160594) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $150,000,000 aggregate principal amount of the Company’s 10 1/8% Senior Notes due 2013 that have been registered under the Act (such notes, the “Exchange Notes”) to be issued under an Indenture (the “Indenture”), dated as of June 5, 2009 among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 10 1/8% Senior Notes due 2013 (the “Old Notes”), previously issued under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate, limited liability company, partnership and other records of the Company and the Covered Guarantors (as defined below) and other certificates and documents of officials of the Company, the Covered Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture by the parties thereto other than the Company and the Covered Guarantors, the authentication of the Old Notes

590 Madison Avenue / New York, New York 10022-2524 / 212.872.1000 / fax: 212.872.1002 / akingump.com

Affinion Group, Inc.

August 19, 2009

by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered by or on behalf of the Company and the Guarantors in accordance with the terms of the Indenture against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	For purposes of this letter, “Covered Guarantors” means: (i) Affinion Data Services, Inc., Affinion Loyalty Group, Inc., CCAA, Corporation, Travelers Advantage Services, Inc., Trilegiant Corporation, Trilegiant Insurance Services, Inc. and Trilegiant Retail Services, Inc., each a Delaware corporation, (ii) Affinion Benefits Group, LLC, Affinion Group, LLC and Affinion Publishing, LLC, each a Delaware limited liability company and (iii) CUC Asia Holdings, a Delaware general partnership.

B.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of: (i) the General Corporation Law of the State of Delaware; (ii) the Delaware Revised Uniform Limited Partnership Act; (iii) the Delaware Limited Liability Company Act; and (iv) the State of New York. As used herein, the terms “General Corporation Law of the State of Delaware,” “Delaware Revised Uniform Limited Partnership Act” and “Delaware Limited Liability Company Act” include the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

C.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of

Affinion Group, Inc.

August 19, 2009

equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

D.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantors or any other person or any other circumstance.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Schedule I

Guarantor	Jurisdiction

Affinion Benefits Group, LLC	Delaware

Affinion Data Services, Inc.	Delaware

Affinion Group, LLC	Delaware

Affinion Loyalty Group, Inc.	Delaware

Affinion Publishing, LLC	Delaware

Cardwell Agency, Inc.	Virginia

CCAA, Corporation	Delaware

CUC Asia Holdings	Delaware

Long Term Preferred Care, Inc.	Tennessee

Travelers Advantage Services, Inc.	Delaware

Trilegiant Auto Services, Inc.	Wyoming

Trilegiant Corporation	Delaware

Trilegiant Insurance Services, Inc.	Delaware

Trilegiant Retail Services, Inc.	Delaware

Watchguard Registration Services, Inc.	Indiana